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                                                                 EXHIBIT 10.3(B)



                                AMENDMENT NO. 1
                                     TO THE
                  TAX INDEMNIFICATION AND ALLOCATION AGREEMENT


          This AMENDMENT NO. 1 TO THE TAX INDEMNIFICATION AND ALLOCATION AGREEMENT (the "Amendment"), dated as of February 9, 2000, by and between Creative Computers, Inc., a Delaware corporation ("CCI"), uBid, Inc., a Delaware corporation ("uBid"), and CMGI, Inc., a Delaware corporation ("CMGI").

                                    RECITALS

          A. CCI and uBid have heretofore entered into the TAX INDEMNIFICATION AND ALLOCATION AGREEMENT dated as of December 7, 1998 (the "Indemnification Agreement").

          B. Contemporaneously herewith, uBid, CMGI and Setec, Inc., a Delaware corporation and a wholly-owned subsidiary of CMGI, will enter into an Agreement and Plan of Merger and Reorganization pursuant to which Setec, Inc. will merge into and with uBid, with uBid the surviving corporation (the "Merger"). As a result of the Merger, uBid will become a wholly-owned subsidiary of CMGI.

          C. uBid and CMGI desire to amend the Indemnification Agreement to provide certain additional rights to uBid and CCI is willing to agree to such amendment in consideration of the agreements contained herein.

          NOW, THEREFORE, in consideration of the agreements herein contained and intending to be legally bound hereby, CCI, uBid and CMGI agree as follows:


          A. Sections 7.2 and 7.3 of the Indemnification Agreement are deleted and Section 7.1 of the Indemnification Agreement is amended to read as follows:

          7.1  Contest Rights
               --------------

               (a) Notice.  Whenever a party hereto (the "Notified Party")
                   ------
becomes aware of any Proceeding in connection with an Income Tax Liability (or an issue related thereto) that could result in a redetermination or other adjustment which could increase its liability or the liability of any member of the CCI Group or uBid (a "Tax Item") (such Person, hereinafter an "Indemnitee") for any Tax for which another party hereto (hereinafter the "Indemnitor") is or may be liable under this Agreement (hereinafter an "Indemnity Issue"), the Notified Party shall promptly give notice to each other party hereto of such Indemnity Issue. The failure of any Notified Party to give such notice

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shall not relieve the Indemnitor of its obligations under this Agreement except to the extent such Indemnitor is actually prejudiced by such failure to give notice.

          (b) General Control Rights.  Subject to the other provisions of this
              -----------------------
Section 7.1, with respect to any Proceeding in respect of an Income Tax Return relating, in whole or in part, to an Indemnity Issue, the party who has responsibility for filing such Income Tax Return (the "Responsible Party") shall have the right to decide as between the parties hereto how such Proceeding is to be dealt with and finally resolved with the appropriate taxing authority and shall control all related Proceedings; provided, however, that if the
                                       --------  -------
Responsible Party is not the Indemnitor, the Responsible Party shall:

              (i) promptly deliver to the Indemnitor complete copies of all written notices, requests, or other information received from any taxing authority or judicial or similar body that relate to any Indemnity Issue;

              (ii) not provide any documents or other information to any taxing authority or judicial or similar body that relate to the Indemnity Issue without the Indemnitor's prior review;

              (iii) not submit any written response or other written work in respect of any Indemnity Issue to any taxing authority or judicial or similar body without allowing the Indemnitor to review and revise such written response or other written work to the extent it relates to any Indemnity Issue (with any disagreement as to the ultimate language used in any such written response or other written work to be resolved by the Responsible Party);

              (iv) permit the Indemnitor and its representatives, at the Indemnitor's sole expense, to participate fully in all conferences, meetings, proceedings or judicial appearances with or before any taxing authority or judicial or similar body (whether in person or by telephone) the subject matter of which is or includes the Indemnity Issue;

              (v) consult in good faith with the Indemnitor with respect to all aspects of any action or position to be taken by the Responsible Party that relates to any Indemnity Issue and take the Indemnitor's interests into account;

              (vi) not adopt any position in any Proceeding that unfairly compromises an Indemnity Issue so as to gain any advantage with respect to any non-Indemnity Issue which is the subject of the same or any related Proceeding;

              (vii) if the Proceeding relates solely to one or more Indemnity Issues, permit the Indemnitor to control such Proceeding in all respects; and

              (viii) except in the circumstances described below, not make any settlement offer to any taxing authority, discuss any settlement offer made by any taxing

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authority, or accept any settlement offer made by any taxing authority, in each case with respect to any Proceeding that is related, in whole or in part, to any Indemnity Issue.

          (c) Settlements.  With respect to any settlement offer that relates,
              ------------
in whole or in part, to any Indemnity Issue, the following rules shall apply if the Responsible Party is not the Indemnitor:

              (i) no settlement offer shall be made by the Responsible Party to any taxing authority except in writing and in such case the amount offered with respect to any Indemnity Issue shall be determined solely by the Indemnitor (as indicated in a written notice to the Responsible Party);

              (ii) in the case of any settlement offer from a taxing authority that is not in response to a written settlement offer by the Responsible Party, the Responsible Party shall, if requested by the Indemnitor, make a written settlement offer (i.e., a counter offer) to the taxing authority in accordance
                  ----
with paragraph (c)(i); and

              (iii) in the case of any settlement offer from a taxing authority (other than a settlement offer described in paragraph (c)(ii)):

                    (A) the Responsible Party may make a written settlement offer (i.e., a counter offer) to the taxing authority in accordance with paragraph (c)(i);

                    (B) the Responsible Party may choose not to accept the settlement offer from the taxing authority and instead choose to litigate the issues reflected in such settlement offer, in which case the Responsible Party shall litigate the Indemnity Issue, which litigation shall be conducted subject to the rules of subsection (b) of this Section 7.1;

                    (C) the Responsible Party may notify the Indemnitor of the Responsible Party's proposal that such settlement offer be accepted and entered into and request the Indemnitor's consent to doing so and, upon (x) the written consent to such settlement offer by the Indemnitor, (y) a failure of the Indemnitor to respond to such proposal by the Responsible Party within thirty days after receipt by the Indemnitor of such notice from the Responsible Party, or (z) a failure of the Indemnitor to withhold its consent to such settlement offer in accordance with subparagraph (D) below, the Responsible Party may accept and enter into such settlement offer; or

                    (D) the Indemnitor may withhold its consent to a settlement offer of which the Responsible Party has notified the Indemnitor in accordance with subparagraph (C) above if the Indemnitor (x) notifies the Responsible Party in writing within such 30-day period that the Indemnitor does not consent to the proposed settlement, and (y) provides the Responsible Party with an opinion from tax counsel selected by the Indemnitor and reasonably satisfactory to the Responsible Party to the effect that there is a reasonable possibility that the Responsible Party will prevail on the merits with respect to one or more Indemnity Issues with an aggregate value of not less

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than the lesser of $1 million or 25% of the amount at issue with respect to the
Indemnitor in a tribunal with jurisdiction to adjudicate the Indemnity Issues;

                    (E) if the Indemnitor provides the Responsible Party with written notification withholding consent in accordance with subparagraph (D) above, then:

                        (1) the Indemnitor shall fully indemnify and hold harmless the Responsible Party from and against any and all liabilities (other than liability for payments to the Indemnitor hereunder) for Taxes and other costs and expenses (including, without limitation, additional attorneys' and accountants' fees) over and above the payments that the Responsible Party would have been liable for if the Responsible Party had entered into the proposed settlement; and

                        (2) the Responsible Party shall select one of the following alternatives:

                            (a) the Responsible party shall enter into a closing
agreement or other final resolution with the relevant taxing authority with respect to all issues in accordance with the proposed settlement other than Indemnity Issues (if doing so would not preclude litigation or other judicial proceedings with respect to the Indemnity Issues), provided that (i) such
                                                   --------
closing agreement or other final resolution specifically provides that it does not apply to the Indemnity Issues, and (ii) the Responsible Party agrees to give the Indemnitor and its representatives control over the relevant Proceedings, and the Responsible Party further agrees (y) to take such actions requested by Indemnitor or its representatives to continue to contest (or, if permitted by applicable law, to permit the Indemnitor to contest) the Indemnity Issues (through administrative proceedings or litigation, which proceedings or litigation shall be conducted pursuant to the provisions of this Section 7.1 using counsel selected by the Indemnitor to the fullest extent possible), and
(z) to permit the Indemnitor, if successful, to obtain the full monetary benefit of a successful contest;

                            (b) the Responsible Party shall settle all issues
with the relevant taxing authority in accordance with the proposed settlement, in which case each of the Responsible Party and the Indemnitor shall, with respect to its share thereof, pay any additional liability for Taxes as provided for in such proposed settlement, provided that (i) such settlement shall
                                 --------
specifically provide that it shall not preclude a refund claim from being filed with respect to the Indemnity Issues and (ii) the Responsible Party agrees to give the Indemnitor and its representatives control over the relevant Proceedings, and agrees (y) to take such actions requested by the Indemnitor to continue to contest (or, if permitted by applicable law, to permit the Indemnitor to contest) the Indemnity Issues (through administrative proceedings or litigation, which proceedings or litigation shall be conducted pursuant to the provisions of this Section 7.1, using counsel selected by the Indemnitor to the fullest extent possible) and (z) to permit the Indemnitor, if successful, to obtain the full monetary benefit of such claim for refund; or

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                            (c) the Responsible Party shall pay to the
Indemnitor, deposit with the taxing authority, or deposit in escrow any additional liability for Income Taxes, interest and penalties as provided for in such settlement to the extent that such liability relates to issues other than Indemnity Issues, and the Responsible Party agrees to give the Indemnitor and its representatives control over the relevant Proceedings, and further agrees
(y) to take such actions requested by the Indemnitor or its representatives to continue to contest (or, if permitted by applicable law, to permit the Indemnitor to contest) any Indemnity and non-Indemnity Issues (through administrative proceedings or litigation, which proceedings or litigation shall be conducted pursuant to the provisions of this Section 7.1, using counsel selected by the Indemnitor to the fullest extent possible) and (z) to permit the Indemnitor, if successful, to obtain the full monetary benefit of a successful contest.

          (d) Payments to Stop Interest.  An Indemnitor may, at its election,
              --------------------------
pay to or deposit with the relevant taxing authority an amount of additional Income Tax for which the Indemnitor would be liable hereunder if such payment or deposit would have the effect of stopping the accrual of interest with respect to such Income Tax liability. The Indemnitor shall have no further responsibility hereunder for interest with respect to any amount so deposited or paid for so long as such deposit or payment stops the accrual of interest; provided, however, that any such payment or deposit does not affect any right of
--------  -------
the Responsible Party or any other liability of the Indemnitor hereunder. The Responsible Party shall pay to the Indemnitor the amount of any Income Tax received by (or credited to the account of) the Indemnitee as a result of a determination that such payment or deposit resulted in an overpayment of Income Tax with respect to the Indemnity Issues.

          (e) Termination.  Notwithstanding the foregoing provisions of this
              -----------
Section 7.1, the Indemnitee in its sole discretion by written notice to the Indemnitor and the Responsible Party may refrain from contesting (through administrative or judicial proceedings) any Indemnity Issue or may settle and instruct the Responsible Party to settle any Indemnitee Issue with the relevant Taxing authority without the consent of the Indemnitor, in which event each of the Responsible Party and the Indemnitee shall be deemed to have unconditionally waived its rights to indemnity with respect to such Indemnity Issue (and other Indemnity Issues which are related to the Indemnity Issue which the Responsible Party or Indemnitee refrained from contesting or settled pursuant to this subsection (e)). In such event, the Responsible Party shall, within ten days after the Indemnitee has decided to refrain from or settle such contest, reimburse the Indemnitor for all amounts previously advanced, deposited or paid to the Responsible Party, Indemnitee or any taxing authority (or deposited pursuant to the provisions of subsection (d) of this Section 4.02) with respect to such Indemnity Issue (and other Indemnity Issues which are related to the Indemnity Issue which the Responsible Party or Indemnitee has refrained from contesting or settled pursuant to this subsection (e)), other than third-party expenses incurred by the Responsible Party or Indemnitee in contesting the Indemnity Issue, together with interest at the rate for underpayment of Income Tax determined pursuant to Section 6621(a)(2) of the Code in effect from time to time, from the date of payment to the date of reimbursement.

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     B.  Section 5.3 through Section 5.6 of the Indemnification Agreement are deleted.

     C. Section 5.9 is added to the Indemnification Agreement to read as follows:

     5.9  Section 355(e) Notice. Promptly after the effective time of the
          ---------------------
Merger, CCI shall file with the appropriate Internal Revenue Service Center a notice under Section 355(e)(4)(E) of the Code substantially in the form of Exhibit A to Amendment No. 1 to this Agreement.

     D. Section 6.5 is added to the Indemnification Agreement to read as follows:

     6.5  CCI Cooperation.
          ---------------

          (a) In the event of a Proceeding in connection with an Income Tax Liability that could result in a redetermination or other adjustment which could result in liability to uBid under this Agreement (a "uBid Tax Item"), CCI shall cooperate with uBid in its defense of such liability. Such cooperation shall include, without limitation, upon reasonable notice: (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent's reports and similar reports, notices of proposed adjustments and notices of deficiency) relating to a uBid Tax Item received from or sent to any Taxing Jurisdiction or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant portions of Income Tax Returns relating to a uBid Tax Item, together with relevant accompanying schedules and related workpapers, document relating to rulings or other determinations by taxing authorities, and such other records concerning the ownership and tax basis of property, or other relevant information CCI or its Affiliates may possess with respect to a uBid Tax Item, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates and schedules delivered by either party) as shall be reasonably requested by uBid or its designee, (iv) the execution of any document in form reasonably acceptable to CCI that may be necessary or reasonably helpful in connection with an Proceeding, including such waivers, consents or powers of attorney as may be necessary for uBid to exercise its rights under Section 7.1 of this Agreement, and (v) the use of CCI's reasonable efforts to obtain any documentation, affidavits or testimony from a governmental authority, a third party or CCI's current of former shareholders, directors and employees that may be necessary or reasonably helpful in connection with any of the foregoing.

          (b) Upon reasonable notice, CCI shall make its, or shall cause its Affiliates to make their, employees and facilities available on a mutually convenient basis, at uBid's expense, to provide explanation of any documents or information provided pursuant to this Section 6.5. Any information obtained by uBid or its designee

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under this Section 6.5 shall be kept confidential, except as otherwise reasonably may be necessary in conducting any Proceeding.

          (c) CCI agrees to retain all Income Tax Returns, related schedules and workpapers, and all material records and other documents required under Code
(S)6001 and the regulations promulgated thereunder (and any similar provision of state, local, or foreign Income Tax law) existing on the effective date of Amendment No. 1 to this Agreement, until the later of (x) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Income Tax Returns and other documents relate and (y) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement.

          (d) In the event CCI fails to comply in all material respects with the provisions of this Section 6.5 and, uBid shall have the right to engage a nationally recognized accounting firm of its choice to gather such information from CCI. CCI agrees to permit such nationally recognized accounting firm full access to all appropriate records or other information in the possession of CCI, during CCI's normal business hours, and to promptly reimburse or pay directly all costs and expenses in connection with the engagement of such accountants.
In addition, if CCI's failure to comply in all material respects with this
Section 6.5 cannot be remedied by the procedures described in the immediately preceding sentence, and, as a result of such failure, uBid's ability to defend against any uBid Tax Item is materially adversely affected, then CCI's right to indemnification with respect to such uBid Tax Item, pursuant to Section 3.2 hereof, shall be forfeited.

     E. Section 11.2 of the Indemnification Agreement is amended to read as follows:

     11.2  Arbitrator.  The arbitrator shall be selected as provided in Article
           ----------
VIII of the Distribution Agreement, provided that the arbitrator shall be an attorney or accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved.

     F. Section 12.10 is added to the Indemnification Agreement to read as follows:

     12.10.  Guarantee.  CMGI, as a primary obligor, unconditionally and
             ---------
irrevocably guarantees to CCI the due and punctual performance by uBid and any assign of uBid of all of the obligations of uBid and any assign of uBid under this Agreement (collectively, the "Obligations"), including Obligations arising out of actions occurring on or prior to the effective date of Amendment No. 1 to this Agreement. If uBid or any assign of uBid fails to satisfy any such Obligations in the manner and in the time so required, CMGI shall satisfy such Obligations upon demand by CCI. CMGI's guarantee shall be a continuing guarantee and is irrevocable and unconditional and shall remain in full force and effect until all Obligations hereunder are satisfied. CCI shall have no obligation to pursue any remedy or take any action against or in respect of uBid or any assign of uBid prior to enforcing their rights under this Agreement directly against CMGI. In its

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capacity as a guarantor, CMGI expressly waives all benefit or advantage of any law wherever enacted or any defenses which may be available to it which may affect the performance of its obligations pursuant to this Section 12.10; provided, however, that the foregoing shall not be construed as a limitation on
--------  -------
CMGI's right to assert any defense, claim or counterclaim available to uBid under this Agreement or to it as subrogee to uBid's obligations hereunder.

     G.  No Breach

     CCI acknowledges and agrees that neither the negotiation of the Merger nor the consummation thereof constitutes a breach of uBid's obligations under
Article V of the Indemnification Agreement. uBid and CMGI acknowledge and agree that the provisions of this Paragraph G do not constitute a waiver by CCI of any rights pursuant to Section 3.2 of the Indemnification Agreement or Section 12.10 of the Indemnification Agreement (as added by Paragraph F of this Agreement).

     H. This Agreement shall be effective as of the Effective Date of the Merger; provided, however, that this Agreement shall be void and of no effect if
        --------  -------
the effective time of the Merger does not occur on or before August 31, 2000.


     IN WITNESS WHEREOF, CCI, uBid and CMGI have caused this Amendment to be signed by their respective officers, thereunto duly authorized as of the date first written above.

                                 Creative Computers, Inc.

                                 By:   /s/ Theodore Sanders
                                     ----------------------------------
                                 Title:  Chief Financial Officer


                                 uBid, Inc.

                                 By:   /s/ Gregory K. Jones
                                     ----------------------------------
                                 Title:  Chief Executive Officer


                                 CMGI, Inc.

                                 By:     /s/ Andrew J. Hajducky III
                                     ----------------------------------
                                 Title:  Executive Vice President,
                                         Chief Financial Officer and
                                         Treasurer

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                                   EXHIBIT A

                          SECTION 355(e)(4)(E) NOTICE


[To be filed with
the IRS Service Center
where CCI files its federal
income tax return, or such
other place as the IRS may
designate]



                     Re: Creative Computers, Inc. , EIN ______________ Protective Section 355(e)(4)(E) Notice

          On June 7, 1999, Creative Computers, Inc. ("CCI") distributed to its shareholders all of the outstanding stock held by CCI in uBid, Inc., EIN ___________ ("uBid") in a transaction to which IRC (S)355 applies (the "Distribution").

          On ________, 2000, pursuant to an Agreement and Plan of Merger and Reorganization by and among CMGI, Inc., Setec, Inc. and uBid dated as of February ______, 2000, Setec, Inc, a wholly-owned subsidiary of CMGI, Inc., merged into and with uBid, with uBid surviving (the "Merger"). In the Merger, shareholders of uBid exchanged their uBid shares for shares of CMGI, Inc., and uBid became a wholly-owned subsidiary of CMGI, Inc.

          CCI believes, based upon an opinion of its tax advisors, that the Distribution is not a distribution to which Section 355(e) applies because the Distribution and the Merger are not part of a plan (or series of related transactions) described in Section 355(e)(2)(A)(ii). In order to commence the statute of limitations with respect to the Distribution in the event the Internal Revenue Service takes a contrary position, CCI provides this notice.


                                       [Signature]

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